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                                                                    EXHIBIT 99.1

(INSITUFORM-TECH) (INSUA) Insituform Technologies, Inc. North American Rehabilitation Business Achieves $69 Million in New CIPP Orders During April and May of 2002

         Chesterfield, MO - June 10, 2002 - Insituform Technologies, Inc. (Nasdaq National Market: INSUA) ("Insituform") today announced that the cured-in-place pipe (CIPP) unit of its North American Rehabilitation business achieved $69 million of new orders during April and May of 2002. This does not include orders booked in the Kinsel unit.

         Commenting, Anthony W. (Tony) Hooper, Chairman of the Board, President and Chief Executive Officer of Insituform, stated, "We are pleased with the rate of CIPP orders we are attaining in the second quarter of 2002. As indicated during our April 2002 conference call, we expected much stronger CIPP orders in the second quarter this year. This is being achieved, with CIPP orders in April-May 2002 up over 50% from January-February 2002 and up over 40% from the level of April-May 2001. Our North American Rehabilitation business is on target to meet our order forecast for the second quarter.

         "Pricing pressure during 2002 has continued to be strong, but remains within our expected range of a 5% to 10% annual decline in average price per foot. As in the past, our goal is to strive for cost reductions to offset the pricing pressure.

         "We reported in April that our valued customer, Jacksonville Electric Authority (JEA), had reduced the amount of work to be released this year under our multi-year pipebursting contract with them. Recent discussions with JEA lead us to believe that they will release work for the balance of this year at a level consistent with our current forecast. The amount of work in the twelve months beginning October 2002 is expected to be slightly higher."

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.

         This press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for Insituform's products and services, the geographical distribution and mix of Insituform's work, and other factors set forth in reports and documents filed by Insituform with the Securities and Exchange Commission from time to time. Insituform does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

CONTACT:  Insituform Technologies, Inc.
          Joseph A. White, Vice President and CFO
          (636) 530-8000